THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT. ANY TRANSFEREE OF THIS DEBENTURE SHOULD CAREFULLY REVIEW THE TERMS OF THIS DEBENTURE, INCLUDING SECTION 2(E)(VI) HEREOF. THE PRINCIPAL AMOUNT AND THE INTEREST THEREON REPRESENTED BY THIS DEBENTURE MAY BE LESS THAN THE AMOUNTS SET FORTH ON THE FACE HEREOF PURSUANT TO SECTION 2(E)(VI) OF THIS DEBENTURE.


                     SUBORDINATED CONVERTIBLE DEBENTURE


Chicago, Illinois
June 30, 2000                                                      $2,200,000

                  FOR VALUE RECEIVED, GLOBAL TELEPHONE COMMUNICATION, INC., a Nevada corporation (the "COMPANY"), hereby promises to pay to the order of PINEHURST/L.O.F., LLC, a Cayman Islands limited liability company, or registered assigns in accordance with SECTION 20 hereof ("HOLDER") the principal amount of Two Million Two Hundred Thousand Dollars ($2,200,000), on December 31, 2003 (the "MATURITY DATE"), and to pay interest on the unpaid principal balance hereof until payment in full thereof at the rate of 9% per annum from the date hereof (the "ISSUANCE DATE") until the same becomes due and payable, whether at maturity or upon acceleration or by conversion or redemption in accordance with the terms hereof or otherwise. Interest on this Debenture shall commence accruing on the Issuance Date and shall be computed on the basis of a 365-day year and actual days elapsed and shall be payable at the time of optional or mandatory redemption or conversion of principal in accordance with SECTION 1 hereof; PROVIDED, THAT until the Registration Statement contemplated by the Securities Purchase Agreement dated as of the date hereof between the Company an the Holder (the "Securities Purchase Agreement") and Registration Rights Agreement (as defined in the Securities Purchase Agreement) is declared effective by the Securities and Exchange Commission, such interest shall be payable in accordance with the last sentence of SECTION 1 hereof. Any amount of this Debenture which is not paid when due shall bear interest at the rate of 2.5% per month (prorated for partial months) until the same is paid in full ("DEFAULT INTEREST").

1.  PAYMENTS OF PRINCIPAL AND INTEREST.

         All payments of principal and interest on this Debenture (to the extent such principal and/or interest is not converted into Common Stock in accordance with the terms hereof) shall be made in lawful money of the United States of America by wire transfer of immediately available funds as follows:
American National Bank and Trust, 120 South LaSalle Street, Chicago, IL 60603, ABA 071000770, FBO PINEHURST/L.O.F., LLC, A/C #5330255651, or to such other account as Holder may from time to time designate by written notice in accordance with the provisions of this Debenture. Whenever any amount expressed to be due by the terms of this Debenture is due on any day which is not a Business Day (as defined below), the same shall instead be due on the next succeeding day which is a Business Day and, in the case of any interest payment date which is not the date on which this Debenture is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of interest due on such date. For purposes of this Debenture, "BUSINESS DAY" shall mean any day other than a Saturday, Sunday or a day on which commercial banks in the City of Chicago, Illinois are authorized or required by law or executive order to remain closed. Each capitalized term used herein, and not otherwise defined, shall have the meaning ascribed thereto in the Securities Purchase Agreement. Notwithstanding anything to the contrary set forth herein, interest shall be payable on a monthly basis, in arrears in cash by wire transfer of immediately available funds to the account designated above in this SECTION 1 until such time as the Registration Statement contemplated by the Securities Purchase Agreement and Registration Rights Agreement is declared effective by the Securities and Exchange Commission.

2.  PREPAYMENT.

         At any time during the term of this Debenture, the Company may prepay all or a portion of the Debenture at a price equal to (A)(x) the outstanding principal balance on the Debenture PLUS (y) accrued past due interest MULTIPLIED BY (B) 110%, plus current interest. At such time as the Company notifies the Buyer of a Prepayment, the Buyer shall also vest its interest in the additional Redemption Warrants, as described in the Warrant. For purposes of this section, all interest which is due and owing from any month prior to the current month shall be defined as past due. All interest which is due and owing for the month during which the prepayment is made shall be defined as current.

              (a) MECHANICS OF COMPANY PREPAYMENT. Upon a determination by the Company to Prepay all or a portion of the Debenture, including accrued and unpaid interest, the Company shall deliver a written notice thereof via facsimile and overnight courier ("NOTICE OF PREPAYMENT") to Holder, which notice shall specify the date such prepayment is to be effected and the Prepayment Price, (the "PREPAYMENT PRICE"). The Company shall pay the Prepayment Price to Holder in cash by wire transfer as follows: American National Bank and Trust, 120 South LaSalle Street, Chicago, IL 60603, ABA 071000770, FBO PINEHURST/L.O.F., LLC, A/C#5330255651, or to such other account or accounts as Holder may designate in writing to the Company from time to time.

              (b) VOID PREPAYMENT. In the event that the Company does not pay the Prepayment Price to Holder on a timely basis as described in this
SECTION 2, in addition to any remedy otherwise available to the Holder hereunder or under the Securities Purchase Agreement, such unpaid amount shall bear interest at the Default Rate until paid in full. In the event that the Company does not pay the Prepayment Price within the time period set forth in SECTION 2(C), at any time thereafter and until the Company pays such unpaid Prepayment Price in full, Holder shall have the option (the "VOID PREPAYMENT OPTION") to, in lieu of prepayment, require the Company to rescind the Notice of Prepayment by sending written notice thereof to the Company via facsimile (the "VOID OPTIONAL PREPAYMENT NOTICE"). Upon the Company's receipt of such Void Prepayment Notice, (i) the Notice of Prepayment pursuant to the Company's prepayment rights as described in SECTION 2(c), shall be null and void with respect to that portion of the Debenture subject to the Void Prepayment Notice, (ii) the Company shall immediately rescind such Prepayment Notice, and (iii) the Fixed Conversion Price of the Debenture shall be adjusted to the lesser of (A) the Conversion Price as in effect on the date on which the Void Prepayment Notice is delivered to the Company and (B) the lowest trade price for the Common Stock (as reported by Bloomberg) during the period beginning on the date on which the Notice of Prepayment is delivered to the Holder and ending on the date on which the Void Prepayment Notice is delivered to the Company.

3.  CONVERSION OF DEBENTURE.

         This Debenture shall be convertible into shares of the Company's common stock, $.001 par value per share (the "COMMON STOCK"), on the terms and conditions set forth in this SECTION 3.

         (a) CERTAIN DEFINED TERMS. For purposes of this Debenture, the following terms shall have the following meanings:

                  `(i) "Closing Bid Price" means, for any security as of any date, the last closing bid price for such security on the Principal Market (as defined below) as reported by Bloomberg Financial Markets ("Bloomberg"), or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no last closing bid price is reported for such security by Bloomberg, the last closing trade price for such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Bid Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as mutually determined by the Company and Holder.
                           If the Company and Holder are unable to agree upon the fair market value of the Common Stock, then such dispute shall be resolved pursuant to Section 3(e)
                           (iii) below with the term "Closing Bid Price" being substituted for the term "Market Price." All such determinations to be appropriately adjusted for any stock dividend, stock split or other similar transaction during such period.

                  (ii) "Conversion Amount" means the sum of (A) the principal amount of the Debenture to be converted, redeemed or otherwise with respect to which this determination is being made, and (B) accrued and unpaid interest, calculated as the outstanding principal amount of the Debenture times .09 times (N/365) and (C) Default Interest, if any.

                 (iii) "CONVERSION PRICE" means, as of any Conversion Date (as defined below) or other date of determination and subject to adjustment as provided herein, a price equal to the lesser of (A) the Fixed Conversion Price (as defined below) and (B) the Variable Conversion Price (as defined below).

                  (iv)     "DUE DATE" means the Issuance Date and each monthly
                            anniversary after the Issuance Date.

                   (v)     "FIXED CONVERSION PRICE" means a price equal to
                            $2.50, subject to adjustment as provided herein.

                  (vi) "INTEREST DATE" means the day on which the outstanding interest on the Debenture is effected either through cash payment, redemption or delivery to the Company of a Conversion Notice as appropriate.

                 (vii)     "ISSUANCE DATE" means the date of issuance of this
                            Debenture.

                (viii) "N" means the number of days from, but excluding, the most recent Interest Date through and including the Interest Date for any portion of this Debenture for which conversion is being elected.

                  (ix) "PERSON" means a natural person, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental or any department, agency or political subdivision thereof.

                   (x) "PRINCIPAL MARKET" means OTC Bulletin Board or other comparable national exchange or trading market.

                  (xi) "VARIABLE CONVERSION PRICE" means a price equal to 100% of the lowest daily trading price of the Common Stock (as reported by Bloomberg) of the twenty (20) consecutive trading days ending on the trading day immediately preceding the date of submission of a Conversion Notice by the Holder.

             (b) HOLDER'S MONTHLY CONVERSION RIGHT; CONVERSION UPON SPECIAL EVENT. Holder shall have the right, at the Holder's option, to convert the outstanding and unpaid principal amount of this Debenture into shares of the Company's Common Stock, on the following terms and conditions:

                  (i)  MONTHLY PAYMENT AMOUNT.  Subject to the provisions of
                  SECTION 3(d) and SECTION 5 below, on the Issuance Date and each Due Date thereafter, Holder shall be entitled to convert $122,223 of the outstanding and unpaid principal amount of this Debenture (together with all accrued and unpaid interest of the Debenture) into fully paid and nonassessable shares of Common Stock in accordance with SECTION 3(e), at the Conversion Rate (as defined below) (the "MONTHLY PAYMENT AMOUNT"). Delivery of such shares in accordance with SECTION 3(e)(ii) shall be considered payment in full of that portion of the Debenture.

                  (ii) CONVERSIONS UPON SPECIAL EVENT. Notwithstanding the Holder's option to convert the Monthly Payment Amount described in item (i) above and in addition to all other rights of Holder contained herein, upon the occurrence of any Special Event (as described below), 100% of the remaining principal balance hereunder, plus accrued and unpaid interest thereon, shall become subject to conversion, at the option of Holder, without any restriction or limitation. A "SPECIAL EVENT" shall be deemed to have occurred at such time as any of the following events:

                       (A) the consolidation, merger or other business combination of the Company with or into another Person (other than solely pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company);

                       (B) the sale or transfer of all or substantially all of the Company's assets;

                       (C) a purchase, tender or exchange offer made to holders of more than 30% of the outstanding shares of Common Stock; or

                       (D) any event constituting an Event of Default pursuant to SECTION 11(A) hereof.

                  (iii) FRACTIONAL SHARES. The Company shall not issue any fraction of a share of Common Stock upon any conversion. All shares of Common Stock (including fractions thereof) issuable upon conversion of this Debenture by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fraction of a share of Common Stock. If, after the aforementioned aggregation, the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up or down to the nearest whole share.

              (c) CONVERSION RATE. The number of shares of Common Stock issuable upon conversion of a Conversion Amount of this Debenture pursuant to
SECTION 3(b) shall be determined according to the following formula (the "CONVERSION RATE"):

                           Conversion Rate  =        Conversion amount
                                                     -----------------
                                                     Conversion Price

             (d)   LIMITATION ON BENEFICIAL OWNERSHIP.   The Company shall
not effect any conversion of this Debenture and Holder shall not have the right to convert any portion of this Debenture pursuant to SECTION 3(b)(i) to the extent that after giving effect to such conversion such Person (together with such Person's affiliates) would beneficially own in excess of 4.99% of the outstanding shares of the Common Stock following such conversion. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by a Person and its affiliates or acquired by a Person and its affiliates, as the case may be, shall include the number of shares of Common Stock issuable upon conversion of this Debenture with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) conversion of the remaining, nonconverted portion of this Debenture beneficially owned by such Person and its affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such Person and its affiliates. Except as set forth in the preceding sentence, for purposes of this SECTION 3(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. Notwithstanding anything to the contrary contained herein, each Conversion Notice (as defined below) shall constitute a representation by Holder that, after giving effect to such Conversion Notice, Holder will not beneficially own (as determined in accordance with this SECTION 3(d)) a number of shares of Common Stock in excess of 4.99% of the outstanding shares of Common Stock (1) as reflected in the Company's most recent shareholder list, which list shall be provided to Holder by the Company on a quarterly basis and certified by the Company as true, complete and accurate as of the date thereof, or (2) at such time as the Company is a Reporting Company under the Securities Exchange Act of 1934, as reflected in the Company's most recent Form 10-QSB or Form 10-KSB, as the case may be, or more recent public press release by the Company or other notice by the Company to Holder setting forth the number of shares of Common Stock outstanding, but after giving effect to conversions of this Debenture (including the conversion with respect this determination is being made) by Holder since the date as of which such number of outstanding shares of Common Stock was disclosed.

             (e) MECHANICS OF CONVERSION. The conversion of this Debenture shall be conducted in the following manner:

                  (i) HOLDER'S DELIVERY REQUIREMENTS. To convert this Debenture into shares of Common Stock on any date
                  (the "CONVERSION DATE"), Holder hereof shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., Eastern Time on such date, a copy of a fully executed notice of conversion in the form attached hereto as EXHIBIT A (the "CONVERSION NOTICE") to the Company's designated transfer agent (the "TRANSFER AGENT") with a copy thereof to the Company and (B), subject to SECTION 3(e)(vi), surrender to a common carrier for delivery to the Transfer Agent as soon as practicable following such date the original Debenture being converted (or an indemnification undertaking with respect to such Debenture in the case of its loss, theft or destruction).

                  (ii) COMPANY'S RESPONSE. Upon receipt by the Company of a copy of a Conversion Notice, the Company shall as soon as practicable, but in no event later than one (1) Business Day after receipt of such Conversion Notice, send, via facsimile, a confirmation of receipt of such Conversion Notice to Holder and the Transfer Agent, which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein. Upon receipt by the Transfer Agent of a copy of the executed Conversion Notice, the Transfer Agent shall, no later than the second trading day following the date of receipt by it of the Conversion Notice, (A) issue and surrender to a common carrier for overnight delivery to Holder's brokerage account #_________________ (the "Pinehurst Brokerage Account") with Credit Suisse First Boston (the

                  "Broker"), a certificate, registered in the name of Holder or its designee, for the number of shares of Common Stock to which Holder shall be entitled, or (B) in the event the Transfer Agent is participating in The Depository Trust Company ("DTC") Fast Automated Securities Transfer Program, upon the request of the Holder, credit such aggregate number of shares of Common Stock to which Holder shall be entitled to the Broker's balance account with DTC through its Deposit Withdrawal Agent Commission system to be further credited to the Pinehurst Brokerage Account by the Broker. Subject to SECTION 3(e)(vi), if less than the principal amount of this Debenture is submitted for conversion, then the Company shall, as soon as practicable and in no event later than three Business Days after receipt of this Debenture and at its own expense, issue and deliver to Holder or its designee a new Debenture for the outstanding principal amount not converted.

                  (iii) DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Conversion Price or the arithmetic calculation of the Conversion Rate, the Company shall instruct the Transfer Agent to issue to Holder the number of shares of Common Stock that is not disputed and shall submit the disputed determinations or arithmetic calculations to the Holder via facsimile within one (1) Business Day of receipt of Holder's Conversion Notice. If Holder and the Company are unable to agree upon the determination of the Conversion Price or arithmetic calculation of the Conversion Rate within one
                  (1) Business Day of such disputed determination or arithmetic calculation being submitted to Holder, then the Company shall within one (1) Business Day submit via facsimile (A) the disputed determination of the Conversion Price to an independent, reputable investment bank selected by the Company and approved by Holder or (B) the disputed arithmetic calculation of the Conversion Rate to the Company's independent, outside accountant. The Company shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and Holder of the results no later than the fifth
                  (5th) day after the date it receives the disputed determinations or calculations. Such investment bank's or accountant's determination or calculation, as the case may be, shall be binding upon all parties absent manifest error.

                  (iv) RECORD HOLDER. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of this Debenture shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

                  (v)  COMPANY'S FAILURE TO TIMELY CONVERT.

                       (A) CASH DAMAGES. If within five (5) Business Days after Holder's delivery of the Conversion Notice (subject to extension in accordance with SECTION 3(e)(iii) for a good faith dispute made in accordance with the terms of SECTION 3(e)(iii)) (the "SHARE DELIVERY PERIOD") the Transfer Agent shall fail to issue a certificate to Holder or credit Holder's balance account with The Depository Trust Company for the number of shares of Common Stock to which Holder is entitled upon Holder's conversion of this

         Debenture (a "CONVERSION FAILURE"), in addition to all other available remedies which Holder may pursue hereunder and under the Securities Purchase Agreement (including indemnification pursuant to Article 8 thereof), the Company shall pay additional damages to Holder on each day after such six (6th) Business Day such conversion is not timely effected and/or such Debenture is not delivered in an amount equal to 2.0% of such principal amount of this Debenture submitted for conversion by Holder until conversion is effected or the Holder voids the Conversion Notice pursuant to Section 3(e)(B).

                       (B) VOID CONVERSION NOTICE; ADJUSTMENT TO CONVERSION PRICE. If for any reason Holder has not received all of the shares of Common Stock prior to the tenth (10th) Business Day after the expiration of the Share Delivery Period with respect to a conversion of this Debenture, then Holder, upon written notice to the Transfer Agent, with a copy to the Company, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any principal amount of this Debenture that has not been converted pursuant to Holder's Conversion Notice; provided, that the voiding of Holder's Conversion Notice shall not affect the Company's obligations to make any payments which have accrued prior to the date of such notice pursuant to SECTION 3(e)(v)(A) or otherwise. Thereafter, the Fixed Conversion Price of the principal amount of this Debenture returned or retained by Holder for failure to timely convert shall be adjusted to the lesser of (I) the Conversion Price as in effect on the date on which the Holder submitted the Conversion Notice and (II) the lowest trade price for the Common Stock during the period beginning on the Conversion Date and ending on the date Holder voided the Conversion Notice.

                  (vi) BOOK-ENTRY. Notwithstanding anything to the contrary set forth herein, upon conversion of any portion of this Debenture in accordance with the terms hereof, Holder shall not be required to physically surrender this Debenture to the Company unless the full Conversion Amount represented by this Debenture is being converted. Holder and the Company shall maintain records showing the Conversion Amount so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to Holder and the Company, so as not to require physical surrender of this Debenture upon each such conversion. In the event of any dispute or discrepancy, such records of the Company shall be controlling and determinative in the absence of manifest error. Notwithstanding the foregoing, if this Debenture is converted as aforesaid, Holder may not transfer this Debenture unless Holder first physically surrenders this Debenture to the Company, whereupon the Company will forthwith issue and deliver upon the order of Holder a new Debenture of like tenor, registered as Holder may request, representing in the aggregate the remaining Conversion Amount represented by this Debenture. Holder and any assignee, by acceptance of this Debenture or such new Debenture, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any portion of this Debenture, the Conversion Amount (including the principal of this Debenture) represented by this Debenture may be less than the principal amount and the accrued interest set forth on the face hereof.

                  (f) TAXES. The Company shall pay any and all taxes that may be payable with respect to the issuance and delivery of Common Stock upon the conversion of this Debenture.

4.  ANTI-DILUTION.

               (a) CERTAIN DEFINED TERMS. For purposes of this Section, the following terms shall have the following meanings:

                  "COMMON STOCK" shall mean the Common Stock, $.001 par value, of the Company as constituted on the date of this Debenture and any stock into which such Common Stock shall have been changed or any stock resulting from any reclassification of such Common Stock.

                  "CONVERTIBLE SECURITIES" shall mean evidences of indebtedness, shares (including, without limitation, Preferred Shares) of stock or other securities which are convertible into or exchangeable for, with or without payment of additional consideration, shares of Common Stock, either immediately or upon the arrival of a specified date or the happening of a specified event.

                  "PREFERRED SHARES," as applied to any Person, shall mean shares of such Person which shall be entitled to preference or priority over any other shares of such Person in respect of either the payment of dividends or the distribution of assets upon liquidation.

                  "STOCK PURCHASE RIGHTS" shall mean any warrants, options or other rights to subscribe for, purchase or otherwise acquire any shares of Common Stock or any Convertible Securities, either immediately or upon the arrival of a specified date or the happening of a specified event.

               (b) Except as otherwise provided in Section 4(b)0) below, the Fixed Conversion Price shall be subject to adjustment from time to time as set forth in this Section 4.

                  ISSUANCE OF ADDITIONAL COMMON STOCK. If and whenever the Company shall issue or sell any shares of its Common Stock for a consideration per share less than the Fixed Conversion Price in effect immediately prior to the time of such issuance or sale, then, upon such issuance or sale, the Fixed Conversion Price shall be adjusted to that price equal to the fraction
                  (i) the numerator of which shall be equal to (A) (x) the Fixed Conversion Price in effect immediately prior to such event multiplied by (y) the total number of outstanding shares of Common Stock immediately prior to such event PLUS (B) the consideration received by the Company upon such issuance, and
                  (ii) the denominator of which shall be the total number of outstanding shares of Common Stock immediately after such event, treating as outstanding all shares of Common Stock issuable upon conversions or exchanges of Convertible Securities (including any Debentures held by Holder) and exercises of Stock Purchase Rights (including any Warrants held by Holder).
                                        9

                STOCK DIVIDENDS, SUBDIVISIONS AND COMBINATIONS. If and whenever the Company subsequent to the date hereof:

                      (A) declares a dividend upon, or makes any
                          distribution in respect of, any of its
                          capital stock, payable in shares of Common
                          Stock, Convertible Securities or Stock
                          Purchase Rights,

                      (B) subdivides its outstanding shares of Common
                          Stock into a larger number of shares of Common
                          Stock, or

                      (C) combines its outstanding shares of Common Stock
                          into a smaller number of shares of Common Stock,

                  then the Fixed Conversion Price shall be adjusted to that price determined by multiplying the Fixed Conversion Price in effect immediately prior to such event by a fraction (A) the numerator of which shall be the total number of outstanding shares of Common Stock immediately prior to such event, and
                  (B) the denominator of which shall be the total number of outstanding shares of Common Stock immediately after such event, treating as outstanding all shares of Common Stock issuable upon conversions or exchanges of Convertible Securities (including any Debentures held by Holder) and exercises of Stock Purchase Rights (including any Warrants held by Holder).

                  ISSUANCE OF CONVERTIBLE SECURITIES OR STOCK PURCHASE RIGHTS. If and whenever the Company shall issue or sell any Convertible Securities or Stock Purchase Rights (other than the granting of Stock Purchase Rights to officers, employees, directors and consultants of the Company pursuant to any qualified or non-qualified stock option plan or employee stock ownership plan (ESOP)) under which a consideration per share for which shares of Common Stock may at any time thereafter be issuable upon exercise thereof (or, in the case of Stock Purchase Rights exercisable for the purchase of Convertible Securities, upon the subsequent conversion or exchange of such Convertible Securities) shall be less than the Conversion Price in effect immediately prior to the time of such issuance or sale, then upon such issuance or sale the Conversion Price shall be adjusted as provided in Section 4(a) on the basis that the maximum number of shares of Common Stock ever issuable upon exercise of such Convertible Securities or Stock Purchase Rights (or upon conversion or exchange of such Convertible Securities following such exercise) shall be deemed to have been issued as of the date of the determination of the Fixed Conversion Price.

                  READJUSTMENT OF CONVERSION PRICE. Upon (i) each change in the purchase price payable for any Stock Purchase Rights or Convertible Securities referred to in Section 4(b)0 each change in the consideration, if any, payable upon exercise of such Stock Purchase Rights or upon the conversion or exchange of such Convertible Securities, (iii) each change in the number of shares of Common Stock issuable upon the exercise of such Stock Purchase Rights or the rate at which such Convertible Securities are convertible into or exchangeable for shares of Common Stock or (iv) the expiration of any Stock Purchase Rights not exercised or of any right to convert or exchange under any Convertible Securities not exercised, the Fixed Conversion Price in effect at the time of such event shall forthwith be readjusted to the Fixed Conversion Price which would have been in effect at such time had such Stock Purchase Rights or Convertible Securities provided for such change or expiration, as applicable.

                  REORGANIZATION, RECLASSIFICATION OR RECAPITALIZATION OF THE COMPANY. In the event that the Company effects (i) any reorganization or reclassification or recapitalization of the capital stock of the Company (other than in the cases referred to in Section 4(b)), (ii) any consolidation or merger of the Company with or into another Person, (iii) the sale, transfer or other disposition of the property, assets or business of the Company as an entirety or substantially as an entirety or
                  (iv) any other transaction or event as a result of which holders of Common Stock become entitled to receive any shares of stock or other securities and/or property (including, without limitation, cash, but excluding any cash dividend that is paid out of the earnings or surplus of the Company legally available therefor) with respect to or in exchange for the Common Stock of the Company, there shall thereafter be deliverable upon the conversion of this Debenture or any portion thereof (in lieu of or in addition to the Common Stock theretofore deliverable, as appropriate) the highest number of shares of stock or other securities and/or the greatest amount of property (including, without limitation, cash) to which the holder of the number of shares of Common Stock which would otherwise have been deliverable upon the conversion of this Debenture or any portion thereof at the time would have been entitled upon such transaction or event.

                  OTHER DILUTIVE EVENTS. If the Company takes any other action, or if any other event occurs to which the other provisions of this Section 4 are not strictly applicable, but which could result in an adjustment the Conversion Price or to any of the other terms of this Debenture that would not fairly protect the conversion rights and other rights represented by this Debenture in accordance with the essential intent and principles hereof, an appropriate adjustment in such purchase rights comparable to the adjustments described in (a) and (b) above shall be made by the Company.

                  MAXIMUM CONVERSION PRICE. At no time shall the Fixed Conversion Price exceed the initial Conversion Price set forth in Section 3(v) hereof except as a result of an adjustment thereto pursuant to Section 4(b).

                  APPLICATION. All subdivisions of this Section 4 are intended to operate independently of one another. If a transaction or an event occurs that requires the application of more than one subsection, all applicable subdivisions shall be given independent effect.

                  WAIVER. In the event that Holder consents in writing to limit, or waive in its entirety, any anti-dilution adjustment to which it would otherwise be entitled hereunder, the Company shall not be required to make any adjustment whatsoever with respect to this Debenture in excess of such limit or at all, as the terms of such consent may dictate.

                  NOTICE OF ADJUSTMENTS TO FIXED CONVERSION PRICE. As promptly as practicable after the occurrence of any event requiring any adjustment under this Section 4 to the Conversion Price (or to the number or kind of securities or other property deliverable upon the conversion of this Debenture), the Company shall, at its expense, mail to Holder a certificate of an officer of the Company setting forth in reasonable detail the events requiring the adjustment and the method by which such adjustment was calculated and specifying the adjusted Fixed Conversion Price and the number of shares of Common Stock issuable upon conversion of this Debenture after giving effect to such adjustment.

                  ANTI-DILUTION PROVISIONS IN OTHER SECURITIES. If the Company issues any Stock Purchase Rights or Convertible Securities or other securities containing provisions protecting the holder or holders thereof against dilution in any manner more favorable to such holder or holders thereof than those set forth in this Debenture, such provisions (or any more favorable portion thereof) shall be deemed to be incorporated herein as if fully set forth in this Debenture and, to the extent inconsistent with any provision of this Debenture, shall be deemed to be substituted therefor.

5.  REDEMPTION.

         This Debenture shall be subject to mandatory redemption upon the occurrence of certain events and optional redemption at the option of the Company, each as discussed below.

                  (a) MANDATORY MONTHLY REDEMPTION. Upon the occurrence of a Mandatory Redemption Event, and on each month anniversary thereafter until such Mandatory Redemption Event shall have been cured, if any, the Company will be required to redeem the Monthly Payment Amount for such month at a price equal to 120% of such Monthly Payment Amount plus accrued and unpaid interest thereon (the "MANDATORY REDEMPTION PRICE"). For purposes of this Debenture, "MANDATORY REDEMPTION EVENT" means any of the following events:

                  the failure of the Company to satisfy any listing criteria of its Principal Market necessary to maintain the continued listing of the Common Stock, without regard to any grace period or other timing issues;

                  the suspension of the Common Stock from trading for three (3) consecutive trading days or for a total of ten (10) trading days out of the preceding 365 days; or

                  if for any reason pursuant to the registration statement (the "REGISTRATION STATEMENT") covering the resale of shares of Common Stock issuable upon conversion of this Debenture and the exercise of the Warrants required to be filed by the Company pursuant to the Registration Rights Agreement between the Company and Holder (the "REGISTRATION RIGHTS AGREEMENT") sales cannot be made following the date such Registration Statement has been declared effective by the SEC (whether because of a failure to keep the Registration Statement effective, to disclose such information as is necessary for sales to be made pursuant to the Registration Statement, to register sufficient shares of Common Stock, or otherwise) for three (3) consecutive trading days or for a total of ten (10) trading days out of the preceding 365 days.

                  (b) OPTIONAL MONTHLY REDEMPTION. At any time during the five (5) trading days prior to each Due Date (other than the Issuance Date), if the Closing Bid Price of the Common Stock on each such trading day is less than the Fixed Conversion Price on such day then the Company shall have the option to redeem (the "OPTIONAL MONTHLY REDEMPTION RIGHT") the Monthly Payment Amount for such month at a price equal to the Applicable Optional Redemption Price times the Monthly Payment Amount, plus all accrued and unpaid interest thereon. The "APPLICABLE OPTIONAL REDEMPTION PRICE" shall be calculated as follows: (i) 105% for each of the first and second months in which the Company exercises such Optional Redemption Right; (ii) 106.5% for each of the third and fourth months in which the Company exercises such Optional Monthly Redemption Right; (iii) 108% for the fifth month and each month thereafter in which the Company exercises its Optional Monthly Redemption Right.

                  (c) MECHANICS OF COMPANY REDEMPTION. Within one (1) day after the occurrence of a Mandatory Redemption Event, or upon a determination by the Company to exercise its Optional Monthly Redemption Right, the Company shall deliver a written notice thereof via facsimile and overnight courier ("NOTICE OF REDEMPTION") to Holder, which notice shall specify the type of redemption (and the nature of event with respect to any Mandatory Redemption), and the Mandatory Full Redemption Price or Applicable Optional Redemption Price, as appropriate (in any case, the "REDEMPTION PRICE"). The Company shall pay the Redemption Price to Holder in cash by wire transfer on the applicable Due Date. The Redemption Price shall be delivered to Holder by wire transfer as follows: American National Bank and Trust, 120 South LaSalle Street, Chicago, IL 60603, ABA 071000770, FBO PINEHURST/L.O.F., LLC, A/C#5330255651, or to such other account or accounts as Holder may designate in writing to the Company from time to time.

                  (d) VOID REDEMPTION. In the event that the Company does not pay the Mandatory Full Redemption Price to Holder on a timely basis as described in this SECTION 3, in addition to any remedy otherwise available to the Holder hereunder or under the Securities Purchase Agreement, such unpaid amount shall bear interest at the Default Rate until paid in full. Michael you wrote the phrase "or until" in the margin here and didn't complete your thought. Let's discuss. In the event that the Company does not pay the Applicable Optional Redemption Price within the time period set forth in
SECTION 5(C), at any time thereafter and until the Company pays such unpaid Applicable Optional Redemption Price in full, Holder shall have the option (the "VOID OPTIONAL REDEMPTION OPTION") to, in lieu of redemption, require the Company to rescind the Notice of Redemption for that portion of the Debenture for which the Applicable Optional Redemption Price (together with any interest thereon) has not been paid, by sending written notice thereof to the Company via facsimile (the "VOID OPTIONAL REDEMPTION Notice"). Upon the Company's receipt of such Void Optional Redemption Notice, (i) the Notice of Redemption pursuant to the Company's optional redemption rights as described in SECTION 5(C), shall be null and void with respect to that portion of the Debenture subject to the Void Optional Redemption Notice, (ii) the Company shall immediately rescind such Redemption Notice, and (iii) the Conversion Price of that portion of the Debenture returned shall be adjusted to the lesser of (A) the Conversion Price as in effect on the date on which the Void Optional Redemption Notice is delivered to the Company and (B) the lowest trade price for the Common

Stock (as reported by Bloomberg) during the period beginning on the date on which the Notice of Redemption is delivered to the Holder and ending on the date on which the Void Optional Redemption Notice is delivered to the Company.

                  (e) DISPUTES; MISCELLANEOUS. In the event of a dispute as to the determination of the lowest trade price or the arithmetic calculation of the Redemption Price, such dispute shall be resolved pursuant to SECTION 3(e)(iii) above with the term "lowest trade price" being substituted for the term "Conversion Price" and the term "Redemption Price" being substituted for the term "Conversion Rate." Holder's delivery of a Void Optional Redemption Notice and exercise of its rights following such notice shall not affect the Company's obligations to make any payments which have accrued prior to the date of such notice. In the event of a redemption pursuant to this SECTION 5 of less than all of the principal amount and interest of this Debenture and subject to SECTION 3(e)(vi), the Company shall promptly cause to be issued and delivered to Holder a new Debenture representing the remaining unpaid principal amount which has not been redeemed.

6.  OTHER RIGHTS OF HOLDER.

                  (a) REORGANIZATION, RECLASSIFICATION, CONSOLIDATION, MERGER OR SALE. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company's assets to another Person or other transaction which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as "ORGANIC CHANGE." Prior to the consummation of any (i) sale of all or substantially all of the Company's assets to an acquiring Person or (ii) other Organic Change following which the Company is not a surviving entity, the Company will secure from the Person purchasing such assets or the successor resulting from such Organic Change (in each case, the "ACQUIRING ENTITY") a written agreement (in form and substance satisfactory to Holder) to deliver to Holder in exchange for this Debenture, a security of the Acquiring Entity evidenced by a written instrument substantially similar in form and substance to this Debenture, and satisfactory to Holder. Prior to the consummation of any other Organic Change, the Company shall make appropriate provision (in form and substance satisfactory to Holder) to insure that Holder will thereafter have the right to acquire and receive in lieu of or in addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of Holder's Debenture such shares of stock, securities or assets that would have been issued or payable in such Organic Change with respect to or in exchange for the number of shares of Common Stock which would have been acquirable and receivable upon the conversion of Holder's Debenture as of the date of such Organic Change (without taking into account any limitations or restrictions on the convertibility of the Debenture).

                  (b) PURCHASE RIGHTS. If at any time the Company grants, issues or sells any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the "PURCHASE RIGHTS"), then Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which Holder could have acquired if Holder had held the number of shares of Common Stock acquirable upon complete conversion of the Debenture (without taking into account any limitations or restrictions on the convertibility of the Debenture) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

7.  RESERVATION OF SHARES.

         The Company shall, so long as any principal amount of the Debenture is outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Debenture, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the principal amount of the Debenture then outstanding; provided that the number of shares of Common Stock so reserved shall at no time be less than 140% of the number of shares of Common Stock for which the principal amount of the Debenture are at any time convertible.

8.  VOTING RIGHTS.

         Holder shall have no voting rights, except as required by law, including but not limited to the Corporation Law of the State of Nevada, and as expressly provided in this Debenture.

9.  RESTRICTION ON REDEMPTION AND CASH DIVIDENDS.

         Until all of the outstanding principal amount of this Debenture has been converted, redeemed or otherwise satisfied as provided herein, the Company shall not, directly or indirectly, redeem, or declare or pay any cash dividend or distribution on, its capital stock without the prior express written consent of Holder.

10.  REISSUANCE OF DEBENTURE.

         Subject to SECTION 3(e)(vi) in the event of a conversion or redemption pursuant to this Debenture of less than all of the Conversion Amount represented by this Debenture, the Company shall promptly cause to be issued and delivered to Holder, upon tender by Holder of the Debenture converted or redeemed, a new debenture of like tenor representing the remaining principal amount of this Debenture which has not been so converted or redeemed.

11.  DEFAULTS AND REMEDIES.

                  (a) EVENTS OF DEFAULT. An "EVENT OF DEFAULT" is: (i) failure of the Company's Registration Statement to be declared effective within 180 days following the Issuance Date, (ii) default in payment of (x) principal, or Default Interest on this Debenture when and as due, or (y) interest within 3 business days of becoming due; (iii) failure by the Company
(A) for thirty (30) days after notice to it to comply with any other material provision of this Debenture except for delivery of a replacement Debenture within three Business Days as described in Section 3(e)(ii); or (B) for five
(5) Business Days after notice to it to comply with the replacement Debenture delivery requirement set forth in Section 3(e)(ii); (iv) any default under or acceleration prior to maturity of any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company or for money borrowed the repayment of which is guaranteed by the Company, whether such indebtedness or guarantee now exists or shall be created hereafter in an amount greater than $100,000 ; (v) a Closing Bid Price of the Common Stock on any trading day of less than ten cents ($0.10), or (vi) if the Company pursuant to or within the meaning of any Bankruptcy Law: (A) commences a voluntary case; (B) consents to the entry of an order for relief against it in an involuntary case; (C) consents to the appointment of a Custodian of it or for all or substantially all of its property; (D) makes a general assignment for the benefit of its creditors; or (E) admits in writing that it is generally unable to pay its debts as the same become due; or (vii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (1) is for relief against the Company in an involuntary case; (2) appoints a Custodian of the Company or for all or substantially all of its property; or (3) orders the liquidation of the Company or any subsidiary, and the order or decree remains unstayed and in effect for ninety
(90) days. The term "BANKRUPTCY LAW" means Title 11, U.S. Code, or any similar Federal or State Law for the relief of debtors. The term "CUSTODIAN" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law. Let's discuss a grace period for interest payments.

                  (b) REMEDIES. If an Event of Default occurs and is continuing, Holder may declare all of this Debenture, including any interest and Default Interest and other amounts due, to be due and payable immediately, except that in the case of an Event of Default arising from events described in clauses (iv) and (v) of SECTION 11(a), this Debenture shall become due and payable without further action or notice. Holder may not enforce the agreements contained in this Debenture except as provided herein. In addition to any remedy Holder may have under this Debenture and the Securities Purchase Agreement, such unpaid amount shall bear interest at the Default Rate until paid in full.

12.  VOTE TO CHANGE THE TERMS OF THIS DEBENTURE.

         This Debenture and any provision hereof may only be amended by an instrument in writing signed by the Company and Holder. The term "Debenture" and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

13.  LOST OR STOLEN DEBENTURE.

         Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Debenture, and, in the case of loss, theft or destruction, of an indemnification undertaking by the holder to the Company in a form reasonably acceptable to the Company and, in the case of mutilation, upon surrender and cancellation of the Debenture, the Company shall execute and deliver a new debenture of like tenor and date; provided, however, the Company shall not be obligated to re-issue the Debenture if Holder contemporaneously requests the Company to convert such remaining principal amount into Common Stock.

14.  PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS.

         If: (i) this Debenture is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding; or (ii) an attorney is retained to represent the Holder of this Debenture in any bankruptcy, reorganization, receivership or other proceedings affecting creditors' rights and involving a claim under this Debenture; or (iii) an attorney is retained to represent the Holder of this Debenture in any other proceedings whatsoever in connection with this Debenture, then the Company shall pay to Holder all attorneys' fees, costs and expenses incurred in connection therewith, in addition to all other amounts due hereunder.

15.  CANCELLATION.

         After all principal and accrued interest at any time owed on this Debenture has been paid in full, this Debenture shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

16.  DEBENTURE EXCHANGEABLE FOR DIFFERENT DENOMINATIONS.

         This Debenture is exchangeable, upon the surrender hereof by Holder at the principal office of the Company, for a new Debenture or Debenture (in principal amounts of at least $1,000) containing the same terms and conditions and representing in the aggregate the principal amount of this Debenture, and each such new Debenture will represent such portion of such principal amount as is designated by Holder at the time of such surrender. The date the Company initially issues this Debenture will be deemed to be the "Issuance Date" hereof regardless of the number of times a new Debenture shall be issued.

17.  WAIVER OF NOTICE.

         To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Debenture and the Securities Purchase Agreement.

18.  GOVERNING LAW.

         This Debenture shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Debenture shall be governed by, the laws of the State of Illinois, without giving effect to provisions thereof regarding conflict of laws.

19. REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF.

         The remedies provided in this Debenture shall be cumulative and in addition to all other remedies available under this Debenture, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit Holder's right to pursue actual damages for any failure by the Company to comply with the terms of this Debenture. The Company covenants to Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

20.  SPECIFIC SHALL NOT LIMIT GENERAL; CONSTRUCTION.

         No specific provision contained in this Debenture shall limit or modify any more general provision contained herein. This Debenture shall be deemed to be jointly drafted by the Company and Holder and shall not be construed against any person as the drafter hereof.

21.  FAILURE OR INDULGENCE NOT WAIVER.

         No failure or delay on the part of this Debenture in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

22.  TRANSFER.

         This Debenture and the rights granted to the Holder are transferable without the consent of the Company in whole or in part, upon notice and surrender of this Debenture to the Company. The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the Holder), a register for this Debenture, in which the Company shall record the name and address of the person in whose name this Debenture has been issued, as well as the name and address of each transferee. The Company may treat the person in whose name the Debenture is registered on the register as the owner and Holder for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any transfers made in accordance with the terms of this Debenture.

         IN WITNESS WHEREOF, the Company has caused this Debenture to be duly executed and delivered as of the _____ day of _______________, 2000.

                                           GLOBAL TELEPHONE COMMUNICATION, INC.


                                            By:  _______________________________
                                                 [Name]
                                                 [Title]

                                                                     EXHIBIT A


                                     ISSUER
                                CONVERSION NOTICE

Reference is made to the Debenture issued by GLOBAL TELEPHONE COMMUNICATION, INC. (the "DEBENTURE"). In accordance with and pursuant to the Debenture, the undersigned hereby elects to convert the principal amount of the Debenture, indicated below into shares of common stock, no par value per share (the "COMMON STOCK"), of the Company, by tendering the Debenture amount specified below as of the date specified below.



------------------------------------------------------- ------- ------------------------------------------------

DATE                                                            ______________________________________
------------------------------------------------------- ------- ------------------------------------------------
------------------------------------------------------- ------- ------------------------------------------------

CURRENTLY OUTSTANDING PRINCIPAL                                 ______________________________________
------------------------------------------------------- ------- ------------------------------------------------
------------------------------------------------------- ------- ------------------------------------------------

CURRENT VALUE OF LETTER OF CREDIT                               ______________________________________
------------------------------------------------------- ------- ------------------------------------------------
------------------------------------------------------- ------- ------------------------------------------------

ACCRUED BUT UNPAID INTEREST                                     ______________________________________
------------------------------------------------------- ------- ------------------------------------------------
------------------------------------------------------- ------- ------------------------------------------------

CONVERSION AMOUNT                                               ______________________________________
------------------------------------------------------- ------- ------------------------------------------------
------------------------------------------------------- ------- ------------------------------------------------

(divided by)
CONVERSION PRICE                                                ______________________________________
------------------------------------------------------- ------- ------------------------------------------------
------------------------------------------------------- ------- ------------------------------------------------

(equals)
CONVERSION SHARES                                               ______________________________________
------------------------------------------------------- ------- ------------------------------------------------
------------------------------------------------------- ------- ------------------------------------------------

ACCRUED INTEREST CONVERTED                                      ______________________________________
------------------------------------------------------- ------- ------------------------------------------------
------------------------------------------------------- ------- ------------------------------------------------

PRINCIPAL CONVERTED                                             ______________________________________
------------------------------------------------------- ------- ------------------------------------------------
------------------------------------------------------- ------- ------------------------------------------------

(times) LETTER OF CREDIT RATIO                                  ______________________________________
------------------------------------------------------- ------- ------------------------------------------------
------------------------------------------------------- ------- ------------------------------------------------

(equals) LETTER OF CREDIT REDUCTION                             ______________________________________
------------------------------------------------------- ------- ------------------------------------------------
------------------------------------------------------- ------- ------------------------------------------------

NEW OUTSTANDING PRINCIPAL                                       ______________________________________
------------------------------------------------------- ------- ------------------------------------------------
------------------------------------------------------- ------- ------------------------------------------------

NEW LETTER OF CREDIT AMOUNT                                     ______________________________________
------------------------------------------------------- ------- ------------------------------------------------
------------------------------------------------------- ------- ------------------------------------------------



AGREED TO:

[-----------------]                                             GLOBAL TELEPHONE COMMUNICATION, INC.


--------------------------------------                          --------------------------------------
------------------------------------------------------- ------- ------------------------------------------------

